Exhibit 99.1
Denbury Resources Inc.
Unaudited pro forma combined financial information

The following unaudited pro forma combined financial information is based on the historical consolidated financial statements of Denbury Resources Inc. (“Denbury”) and Encore Acquisition Company (“Encore”), adjusted to reflect the proposed acquisition of Encore by Denbury and the related financing transactions. Denbury’s historical consolidated financial statements have also been adjusted to give effect to the disposal of its Barnett Shale natural gas assets as presented in Note 4 to the unaudited pro forma combined financial information.

The unaudited pro forma combined balance sheet gives effect to the acquisition of Encore by Denbury, the related financing transactions and the disposition by Denbury of its remaining 40% interest in its Barnett Shale natural gas assets (see Note 4), as if they had occurred on September 30, 2009. The unaudited pro forma combined statements of operations combine the results of operations of Denbury and Encore for the year ended December 31, 2008 and the nine months ended September 30, 2009. The unaudited pro forma combined statements of operations give effect to the following events as if they had occurred on January 1, 2008:

•	Denbury’s acquisition of Encore. The acquisition of Encore will be accounted for using the acquisition method of accounting. Encore owns the general partner interest and approximately 46% of the outstanding common units of Encore Energy Partners LP (“ENP”). Encore has historically consolidated the financial position, results of operations and cash flows of ENP with those of Encore. The unaudited pro forma combined financial information reflects the allocation of (1) the fair value of the consideration transferred and (2) the fair value of the noncontrolling interest of ENP to the underlying assets acquired and liabilities assumed of both Encore and ENP based upon their estimated fair values;

•	Borrowings under Denbury’s newly committed $1.6 billion credit facility (approximately $826.6 million) and a portion of the proceeds from the notes offered hereby (approximately $400.0 million). Borrowings under the newly committed credit facility and a portion of the proceeds from the notes offered hereby will be used as follows:

•	fund the aggregate cash portion of the purchase price (approximately $889.3 million), including payments to Encore option holders of approximately $56.2 million;

•	repay a portion of Encore’s credit facilities ($180.0 million); and

•	pay debt and equity issuance costs (approximately $89.5 million), severance costs (approximately $39.6 million) and transaction expenses (approximately $28.1 million) related to the acquisition.

•	Adjustments to conform the classification of expenses in Encore’s historical statements of operations to Denbury’s classification of similar expenses;

•	Adjustments to conform Encore’s historical accounting policies related to oil and natural gas properties from successful efforts to full cost accounting;

•	Estimated tax impact of pro forma adjustments; and

•	Denbury’s disposition of its Barnett Shale natural gas assets (see Note 4 to the unaudited pro forma combined financial information).

The unaudited pro forma combined statements of operations exclude the impact of nonrecurring expenses Denbury and Encore will incur as a result of the acquisition and related financings, primarily non-capitalizable banking and legal fees.

The unaudited pro forma combined financial information should be read in conjunction with the Form 10-K of Denbury for the year ended December 31, 2008, the Form 10-Q of Denbury for the quarter ended September 30, 2009 and Denbury’s Form 8-K filed with the SEC on February 2, 2010 containing, among other things, Encore’s historical consolidated financial statements and the notes thereto for each of the three years ended 2008, 2007, and 2006, as of December 31, 2008 and 2007, for the nine months ended September 30, 2009 and 2008 and as of September 30, 2009 and 2008 are incorporated by reference into this prospectus.

The unaudited pro forma combined financial information is for informational purposes only and is not intended to represent or to be indicative of the combined results of operations or financial position that Denbury or the pro forma combined company would have reported had the Encore acquisition been completed as of the dates set forth in this unaudited pro forma combined financial information and should not be taken as indicative of Denbury’s future combined results of operations or financial position. The actual results may differ significantly from that reflected in the unaudited pro forma combined financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma combined financial information and actual results.

Unaudited pro forma combined
Balance sheet as of September 30, 2009

	Denbury		Pro forma		Denbury
	pro forma	Encore	adjustments		pro forma
(In thousands)	(note 4)	historical	(note 2)		combined

Current assets
Cash and cash equivalents	$211,689	$6,683	$–		$218,372
Trade, accrued production and other receivables, net	168,931	113,305	–		282,236
Derivative assets	17,900	51,974	–		69,874
Deferred tax assets	5,637	–	–		5,637
Other current assets	–	41,704	432	(a)	42,136

Total current assets	404,157	213,666	432		618,255

Property and equipment
Oil and natural gas properties
Proved	3,258,060	4,146,881	(946,202	)(a)	6,458,739
Unevaluated	213,170	104,931	1,071,069	(a)	1,389,170
CO2 properties, equipment and pipelines	1,422,981	–	–		1,422,981
Other	80,015	28,598	(15,360	)(a)	93,253
Less accumulated depreciation, depletion and amortization	(1,763,902)	(1,001,449)	1,001,449	(a)	(1,763,902)

Net property and equipment	3,210,324	3,278,961	1,110,956		7,600,241
Derivative assets	–	47,694	–		47,694
Goodwill	138,830	60,606	(60,606	)(a)
			1,089,338	(a)	1,228,168
Other assets	52,343	112,887	(37,708	)(a)
			87,806	(b)	215,328
Investment in Genesis	77,606	–	–		77,606

Total assets	$3,883,260	$3,713,814	$2,190,218		$9,787,292

Current liabilities
Accounts payable and accrued liabilities	$188,420	$142,541	$–		$330,961
Oil and gas production payable	86,038	16,658	–		102,696
Derivative liabilities	74,614	37,238	–		111,852
Deferred revenue — Genesis	4,070	–	–		4,070
Deferred tax liability	–	63,968	(63,968	)(a)	–
Current maturities of long-term debt	4,698	–	–		4,698
Other current liabilities	–	15,202	–		15,202

Total current liabilities	357,840	275,607	(63,968)		569,479

Long-term liabilities
Long-term debt — Genesis	250,681	–	–		250,681
Long-term debt	925,380	1,243,496	35,755	(a)
			(180,000	)(c)
			1,226,552	(d)	3,251,183
Asset retirement obligations	47,149	51,664	(14,732	)(a)	84,081
Deferred revenue — Genesis	16,796	–	–		16,796
Deferred tax liability	458,940	431,075	439,038	(a)	1,329,053
Derivative liabilities	12,496	39,370	–		51,866
Other long-term liabilities	23,319	3,837	–		27,156

Total long-term liabilities	1,734,761	1,769,442	1,506,613		5,010,816

Equity
Equity before noncontrolling interest	1,790,659	1,394,047	(1,394,047	)(e)
			1,947,216	(f)
			(28,084	)(g)	3,709,791
Noncontrolling interest	–	274,718	(274,718	)(e)
			497,206	(a)	497,206

Total equity	1,790,659	1,668,765	747,573		4,206,997

Total liabilities and equity	$3,883,260	$3,713,814	$2,190,218		$9,787,292

Unaudited Pro Forma Combined
Statement of operations for the nine months ended
September 30, 2009

			Pro forma
	Denbury		reclassification		Pro forma		Denbury
	pro forma	Encore	adjustments		adjustments		pro forma
(In thousands, except per share amounts)	(note 4)	historical	(note 3)		(note 3)		combined

Revenues and other income
Oil, natural gas and related product sales	$538,112	$–	$461,823	(a)	$–		$999,935
CO2 sales and transportation fees	9,708	–	–		–		9,708
Interest income and other	1,948	1,811	2,104	(b)	–		5,863
Oil revenue	–	374,915	(374,915	)(a)	–		–
Natural gas revenue	–	86,908	(86,908	)(a)	–		–
Marketing revenue	–	2,008	(2,008	)(b)	–		–

Total revenues	549,768	465,642	96		–		1,015,506

Expenses
Lease operating expenses	228,141	122,817	6,538	(c)	–
			9,082	(d)	–		366,578
Production taxes and marketing expenses	19,946	–	38,992	(d)	–
			12,101	(e)	–
			1,612	(f)	–		72,651
Transportation expense — Genesis	6,143	–	–		–		6,143
CO2 operating expenses	3,442	–	–		–		3,442
General and administrative	79,828	40,743	1,377	(g)	(5,142	)(k)	116,806
Interest, net of amounts capitalized	34,095	57,009	–		46,024	(l)	137,128
Depletion, depreciation and amortization	163,275	217,361	1,798	(h)	(12,289	)(j)	370,145
Commodity derivative expense (income)	177,061	(741)	–		–		176,320
Production, ad valorem, and severance taxes	–	48,074	(48,074	)(d)	–		–
Exploration	–	43,801	–		(43,801	)(i)	–
Marketing	–	1,612	(1,612	)(f)	–		–
Other operating	–	29,419	96	(b)	(7,701	)(i)
			(6,538	)(c)	–
			(12,101	)(e)	–
			(1,377	)(g)	–
			(1,798	)(h)	–		–

Total expenses	711,931	560,095	96		(22,909)		1,249,213

Equity in net income of Genesis	5,802	–	–		–		5,802

Income (loss) before income taxes	(156,361)	(94,453)	–		22,909		(227,905)
Income tax provision (benefit)	(60,362)	(25,254)	–		8,591	(m)	(77,025)

Consolidated net income (loss)	(95,999)	(69,199)	–		14,318		(150,880)
Income attributable to noncontrolling interest	–	(9,669)	–		(1,107	)(n)	(10,776)

Net income (loss) attributable to stockholders	$(95,999)	$(59,530)	$–		$15,425		$(140,104)

Net loss per common share — basic	$(0.39)						$(0.38)
Net loss per common share — diluted	$(0.39)						$(0.38)
Weighted average common shares outstanding
Basic	246,156				123,980	(o)	370,136
Diluted	246,156				123,980	(o)	370,136

Unaudited Pro Forma Combined
Statement of operations for the year ended
December 31, 2008

			Pro forma
	Denbury		reclassification		Pro forma		Denbury
	pro forma	Encore	adjustments		adjustments		pro forma
(In thousands, except per share amounts)	(note 4)	historical	(note 3)		(note 3)		combined

Revenues and other income
Oil, natural gas and related product sales	$1,112,149	$–	$1,124,922	(a)	$–		$2,237,071
CO2 sales and transportation fees	13,858	–	–		–		13,858
Interest income and other	4,834	3,898	10,972	(b)	–		19,704
Oil revenue	–	897,443	(897,443	)(a)	–		–
Natural gas revenue	–	227,479	(227,479	)(a)	–		–
Marketing revenue	–	10,496	(10,496	)(b)	–		–

Total revenues	1,130,841	1,139,316	476		–		2,270,633

Expenses
Lease operating expense	283,509	175,115	14,151	(d)	–		472,775
Production taxes and marketing expenses	43,144	–	96,493	(d)	–
			11,375	(e)	–
			9,570	(f)	–		160,582
Transportation expense — Genesis	7,982	–	–		–		7,982
CO2 operating expenses	4,216	–	–		–		4,216
General and administrative	60,374	48,421	1,391	(g)	(4,253	)(k)	105,933
Interest, net of amounts capitalized	29,003	73,173	–		51,934	(l)	154,110
Depletion, depreciation and amortization	177,540	228,252	1,361	(h)	(3,244	)(j)	403,909
Commodity derivative income	(200,053)	(346,236)	–		–		(546,289)
Abandoned acquisition cost	30,601	–	–		–		30,601
Ceiling test write-down	226,000	–	–		–		226,000
Production, ad valorem, and severance taxes	–	110,644	(110,644	)(d)	–		–
Impairment of long-lived assets	–	59,526	–		–		59,526
Exploration	–	39,207	–		(39,207	)(i)	–
Marketing	–	9,570	(9,570	)(f)	–		–
Other operating	–	14,959	(11,375	)(e)	(1,308	)(i)
			(1,391	)(g)	–
			(1,361	)(h)	–
			476	(b)	–		–

Total expenses	662,316	412,631	476		3,922		1,079,345

Equity in net income of Genesis	5,354	–	–		–		5,354

Income (loss) before income taxes	473,879	726,685	–		(3,922)		1,196,642
Income tax provision (benefit)	178,699	241,621	–		(1,471	)(m)	418,849

Consolidated net income (loss)	295,180	485,064	–		(2,451)		777,793
Income (loss) attributable to noncontrolling interest	–	54,252	–		(3,373	)(n)	50,879

Net income (loss) attributable to stockholders	$295,180	$430,812	$–		$922		$726,914

Net income per common share — basic	$1.21						$1.98
Net income per common share — diluted	$1.17						$1.93
Weighted average common shares outstanding
Basic	243,935				123,980	(o)	367,915
Diluted	252,530				123,980	(o)	376,510

Notes to unaudited pro forma combined financial information

Note 1—	Basis of Presentation

On October 31, 2009, Denbury and Encore entered into a definitive merger agreement which contemplates the merger of Encore with and into Denbury, with Denbury surviving the merger.

Under the merger agreement, Encore stockholders will receive $50.00 per share for each share of Encore common stock, comprised of $15.00 in cash and $35.00 in Denbury common stock subject to both an election feature and a collar mechanism on the stock portion of the consideration. The final number of Denbury shares to be issued will be adjusted based on the volume-weighted average price of Denbury common stock on the NYSE for the twenty-day trading period ending on the second day prior to closing. Based on the collar mechanism, if Denbury common stock trades between $13.29 and $16.91, the Encore stockholders electing to receive a mix of cash and stock and non-electing stockholders will receive $15.00 in cash and between 2.0698 and 2.6336 shares of Denbury common stock for each of their shares of Encore common stock, but not higher or lower than these share amounts if Denbury common stock trades outside this range. In the aggregate, assuming 55.5 million shares of Encore common stock are outstanding immediately prior to the effective time of the merger (the number of Encore outstanding common shares at January 13, 2010) and including approximately $56.2 million in cash payments to Encore stock option holders, this represents aggregate merger consideration of approximately $889.3 million in cash and between 115 and 146 million shares of Denbury common stock. If Denbury common stock trades outside of this range, the number of Denbury common shares that will be issued to effect the acquisition will be fixed at the minimum (approximately 115 million Denbury common shares) or maximum (approximately 146 million Denbury common shares) as determined by the collar mechanism. The unaudited pro forma combined balance sheet as of September 30, 2009 assumes that Encore stockholders will receive 2.232 shares of Denbury common stock for each share of Encore common stock (approximately 124.0 million common shares in the aggregate), the ratio of which was determined using the volume-weighted average price of Denbury common stock of $15.68 per share for the twenty-day trading period ending on January 13, 2010.

Denbury received a financing commitment letter from J.P. Morgan and JPMorgan Chase subject to certain funding conditions, for a proposed new $1.6 billion senior secured revolving credit facility with a term of four years (“Newly Committed Credit Facility”) and a $1.25 billion bridge facility (“Bridge Facility”) that will be available to the extent Denbury does not secure alternate financing prior to the end of the bridge take-down period. The unaudited pro forma combined financial information assumes that Denbury does not borrow under the Bridge Facility and that only a portion of the Newly Committed Credit Facility has been drawn upon to effect the transaction described herein, and that the proceeds from the portions drawn, along with $400 million of the net proceeds of Denbury’s     % Senior Subordinated Notes due 2020 (the “New Senior Subordinated Notes”), will be used as follows (in thousands):

Sources:
New Senior Subordinated Notes(1)	$400,000
Newly Committed Credit Facility Borrowings(2)	826,552

Total Sources of Cash	$1,226,552

Notes (continued)

Uses:
Fund cash portion of purchase price(3)	$889,322
Repay a portion of Encore’s credit facilities	180,000
Pay debt, equity and transaction costs	117,640
Pay Encore’s severance costs	39,590

Total Uses of Cash	$1,226,552

(1)	Denbury has a $1.25 billion unsecured bridge facility, which will be available to the extent Denbury does not complete the sale of the New Senior Subordinated Notes prior to the closing of the merger. If not fully drawn, Denbury may draw on the bridge loan one additional time within 45 days after the closing of the merger. In accordance with the SEC rules related to pro forma presentation, we have assumed that the $600 million par value of Encore’s Old Notes are not tendered pursuant to a tender offer or change of control offer, and thus $600 million of notes offered hereby will be redeemed at a price equal to the issue price of the notes. See Note 1 (“Basis of Presentation—Effect of Modified Assumption on Repurchase of Encore Senior Subordinated Notes”) for incremental interest expense if Encore’s Old Notes are tendered.

(2)	The Newly Committed Credit Facility will be a $1.6 billion facility.

(3)	Includes payments to Encore option holders of $56.2 million.

The accompanying unaudited pro forma combined balance sheet at September 30, 2009 has been prepared to give effect to the merger and the related financing transactions as if they had occurred on September 30, 2009 and the unaudited pro forma combined statements of operations have been prepared to give effect to the merger and the related financing transactions as if they had occurred on January 1, 2008.

The unaudited pro forma combined financial information includes adjustments to conform Encore’s accounting for oil and gas properties to the full cost method. Denbury follows the full cost method of accounting for oil and gas properties while Encore follows the successful efforts method of accounting for oil and gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, delay rental on leases, abandonment costs and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, proved property acquisition costs are amortized on a unit-of-production basis over total proved reserves and costs of wells, related equipment and facilities are depreciated over the life of the proved developed reserves that will utilize those capitalized assets on a field-by-field basis. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are included in a single full cost pool, which is amortized on a unit-of-production basis over total proved reserves.

Denbury’s unaudited pro forma condensed consolidated balance sheet and statements of operations, which are included in the unaudited pro forma combined financial information, also include the pro forma effects of the disposal of its Barnett Shale natural gas assets that occurred during 2009. Denbury’s unaudited pro forma condensed consolidated balance sheet includes the pro forma effect of the sale of the remaining 40% of Denbury’s Barnett Shale natural gas assets as if the sale occurred on September 30, 2009. Denbury’s unaudited pro forma condensed consolidated statements of operations include the pro forma effects of the sale of 60%, and subsequent sale of 40%, of Denbury’s Barnett Shale natural gas assets as if the sales occurred on January 1, 2008. Denbury’s disposal of its Barnett Shale natural gas assets is unrelated to the

Notes (continued)

Encore acquisition. The pro forma effects of these transactions are presented in Note 4 to the unaudited pro forma combined financial information.

Effect of Modified Assumption on Repurchase of Encore Senior Subordinated Notes

Each of Encore’s four series of senior subordinated notes has a change in control put option at 101% of par value, which would require Denbury to offer to repurchase, at the option of the noteholder, the notes at 101% of par value within a specified period after consummation of the merger. Three of these series, Encore’s 6% Senior Subordinated Notes, its 6.25% Senior Subordinated Notes and its 7.25% Senior Subordinated Notes (collectively “Encore’s Old Notes”) with an aggregate par value of $600 million, have traded at prices below 101% of par value both before and since announcement of the merger. Because it would be economically advantageous to the noteholders to do so, Denbury expects the holders of all of Encore’s Old Notes to tender their notes pursuant to a tender offer or change of control offer.

If Denbury were to assume exercise of their put options by the holders of all of Encore’s Old Notes requiring Denbury to tender their notes pursuant to a tender offer or change of control offer, and the repurchase is funded through proceeds from the sale of the New Senior Subordinated Notes, it would (i) incrementally increase pro forma interest expense by an additional amount of approximately $11 million for the nine months ended September 30, 2009 and $15 million for the twelve months ended December 31, 2008, and (ii) increase Denbury’s pro forma long-term debt as of September 30, 2009 by approximately $17 million.

Note 2 —	Unaudited Pro forma Combined Balance Sheet

The acquisition of Encore will be accounted for using the acquisition method of accounting. Denbury will receive carryover tax basis in Encore’s assets and liabilities because the merger will not be a taxable transaction under the United States Internal Revenue Code. The sum of the estimated fair value of consideration transferred and the estimated fair value of the noncontrolling interest of ENP was allocated based on a preliminary assessment of the estimated fair value of the assets acquired and liabilities assumed at September 30, 2009 using currently available information. Denbury expects to finalize its allocation of the purchase consideration as soon after completion of the proposed acquisition as practicable. The final purchase price allocation and the resulting effect on results of operations and financial position may significantly differ from the pro forma amounts included herein.

The purchase price allocation is preliminary and is subject to change due to several factors, including:

•	changes in the estimated number of shares of Denbury common stock issued if Denbury’s common stock trades within the collar mechanism;

•	changes in the estimated fair value of the stock consideration transferred depending on its estimated fair value at the date of closing (i.e. last trading price);

•	changes in the estimated fair value of the noncontrolling interest of ENP resulting from changes in ENP’s common unit price at the merger closing date;

Notes (continued)

•	changes in the estimated fair values of Encore’s assets and liabilities as of the acquisition date, which could result from changes in expected future product prices, changes in reserve estimates as well as other changes; and

•	the tax basis of Encore’s assets and liabilities at the acquisition date.

The consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill was calculated as follows (in thousands):

Pro forma consideration and noncontrolling interest
Fair value of Denbury common stock to be issued(1)	$1,948,966
Cash payment to Encore stockholders(2)	889,322
Severance payments	39,590

Pro forma consideration	2,877,878
Fair value of noncontrolling interest of ENP(3)	497,206

Pro forma consideration and noncontrolling interest of ENP(4)	$3,375,084

Add: fair value of liabilities assumed
Accounts payable and accrued liabilities	$142,541
Oil and gas production payable	16,658
Current derivative liabilities	37,238
Other current liabilities	15,202
Long-term debt	1,279,251
Asset retirement obligations	36,932
Long-term derivative liabilities	39,370
Long-term deferred tax liability	870,113
Other long-term liabilities	3,837

Amount attributable to liabilities assumed	$2,441,142

Less: fair value of assets acquired
Cash	$6,683
Trade and other receivables	113,305
Current derivative assets	51,974
Other current assets	42,136
Oil and natural gas properties — proved	3,200,679
Oil and natural gas properties — unevaluated	1,176,000
Other plant, property and equipment	13,238
Long-term derivative assets	47,694
Other long-term assets	75,179

Amount attributable to assets acquired	$4,726,888

Goodwill	$1,089,338

(1)	124.0 million Denbury common shares at $15.72 per share (closing price as of January 13, 2010).

(2)	55.5 million Encore shares at $15.00 per share plus cash payment to stock option holders of $56.2 million.

(3)	Represents approximate fair value of the noncontrolling interest of ENP assuming 45.3 million ENP common units are outstanding (based on ENP common units outstanding as of January 13, 2010) at $20.34 per ENP common unit (closing price as of January 13, 2010). As of September 30, 2009, Encore owned approximately 46% of outstanding ENP common units.

Notes (continued)

(4)	The sum of the pro forma consideration and noncontrolling interest and the fair value of Encore’s long-term debt assumed totals approximately $4.7 billion, representing the approximate aggregate purchase price, based on currently available information.

Pursuant to the acquisition method of accounting, the fair value of shares issued is determined using the closing price of Denbury common stock at the acquisition date. As discussed in Note 1, “Basis of Presentation,” the number of shares that Denbury will issue in the merger transaction is dependent upon the volume-weighted average price of Denbury stock for the twenty-day period ending on the second day prior to closing. Therefore, the price of Denbury common stock used to determine the number of shares that will be issued as consideration will likely be different than the price of Denbury’s stock used to determine the fair value of consideration transferred for accounting purposes. The pro forma purchase price allocation assumes Encore stockholders will receive 2.232 shares of Denbury common stock for each share of Encore common stock (124.0 million common shares in the aggregate), the ratio of which was determined using the twenty-day volume-weighted average price of Denbury’s common stock for the twenty-day period ending January 13, 2010 of $15.68. The purchase price allocation also assumes the closing price of Denbury’s common stock on the closing date is $15.72, which was determined using the closing price of Denbury common stock on January 13, 2010. Assuming Denbury issues 124.0 million common shares to effect the Encore acquisition, a $1.00 increase (decrease) in the closing price of Denbury common stock on the closing date would increase (decrease) goodwill by approximately $124.0 million. If Denbury’s common stock trades at or below the low-end or at or greater than the high end of the collar ($13.29 minimum and $16.91 maximum) and the acquisition date fair value of Denbury’s common stock is $15.72, the impact on the unaudited pro forma combined balance sheet would be as follows:

Twenty-day
volume-weighted
average		Increase (decrease) in	Increase (decrease) in
price of	exchange	aggregate shares	goodwill/equity
Denbury stock	ratio	(in thousands)	(in thousands)

$13.29	2.6336	22,296	$ 350,489
$16.91	2.0698	(9,018)	$(141,766)

Notes (continued)

Additionally, the unaudited pro forma combined net income (loss) per common share would be as follows:

	Denbury common stock — $13.29		Denbury common stock — $16.91
	Nine months ended	Year ended	Nine months ended	Year ended
	September 30,	December 31,	September 30,	December 31,
	2009	2008	2009	2008

Net income (loss) per common share — basic	$(0.36)	$1.86	$(0.39)	$2.03
Net income (loss) per common share — diluted	$(0.36)	$1.82	$(0.39)	$1.98
Weighted average common shares outstanding (in thousands)
Basic	392,432	390,211	361,118	358,897
Diluted	392,432	398,806	361,118	367,492

Goodwill is measured as the excess of the fair value of the consideration transferred plus the estimated fair value of the noncontrolling interest of ENP over the acquisition-date estimated fair value of the assets acquired less liabilities assumed.

The fair value of the noncontrolling interest of ENP was calculated using the ENP closing common unit price on January 13, 2010 of $20.34. If ENP’s common unit price were to increase (decrease) by $1.00, goodwill would increase (decrease) by $24.8 million.

Pro Forma Adjustments to the Unaudited Pro Forma Combined Balance Sheet

(a) Represents pro forma adjustments to:

•	allocate the sum of the estimated fair value of consideration transferred and the estimated fair value of the noncontrolling interest of ENP to the estimated fair value of assets acquired and liabilities assumed;

•	eliminate Encore’s historical goodwill and accumulated depreciation, depletion and amortization balances;

•	eliminate deferred financing costs on a portion of Encore’s credit facilities; and

•	record an increase in deferred tax liabilities primarily resulting from fair value adjustments to Encore’s oil and natural gas properties. Denbury will receive carryover tax basis in Encore’s assets and liabilities because the merger will not be a taxable transaction under the United States Internal Revenue Code.

(b) Represents the new deferred financing costs attributable to the Newly Committed Credit Facility and the Bridge Facility.

(c) Represents the repayment of a portion of Encore’s credit facilities ($180.0 million).

Notes (continued)

(d) Represents Denbury’s borrowings under the Newly Committed Credit Facility and the Bridge Facility. Assumes Denbury’s pro forma debt will consist of the following (in thousands):

New Financing(1)
New Senior Subordinated Notes(2)	$400,000
Newly Committed Credit Facility(3)	826,552

Total new financing	$1,226,552
Denbury’s Existing Debt
9.75% Senior Subordinated Notes due 2016(4)	$398,855
7.5% Senior Subordinated Notes due 2015(5)	300,535
7.5% Senior Subordinated Notes due 2013(6)	224,320
Pipeline financings	250,744
Capital lease obligations	6,305

Denbury’s existing debt	$1,180,759
Encore’s Existing Debt
7.25% Senior Subordinated Notes due 2017(7)	$150,750
9.5% Senior Subordinated Notes due 2016(8)	237,938
6% Senior Subordinated Notes due 2015	300,000
6.25% Senior Subordinated Notes due 2014(9)	150,563
ENP revolving credit facility	260,000

Encore’s existing debt	$1,099,251

Total combined debt	$3,506,562
Less current obligations	(4,698)

Pro forma combined long-term debt(10)	$3,501,864

(1)	If Denbury were to assume the holders of all of Encore’s Old Notes tendered their notes and the repurchase of all $600 million of those notes was funded with the proceeds from the sale of the New Senior Subordinated Notes, long-term debt at September 30, 2009 would increase by approximately $17 million (see Note 1, Basis of Presentation — Effect of Modified Assumption on Repurchase of Encore Senior Subordinated Notes).

(2)	We are issuing $1 billion principal amount of notes in this offering, but have assumed for this purpose that $600 million of the notes offered hereby are redeemed because no Encore senior subordinated notes are repurchased in a tender offer or change of control offer.

(3)	The Newly Committed Credit Facility will be a $1.6 billion facility.

(4)	Includes unamortized discount of $27.5 million.

(5)	Includes unamortized premium of $0.5 million.

(6)	Includes unamortized discount of $0.7 million.

(7)	Includes unamortized premium of $0.8 million.

(8)	Includes unamortized premium of $12.9 million.

(9)	Includes unamortized premium of $0.6 million.

(10)	Includes Long-term debt – Genesis of $250.7 million.

(e) Represents the elimination of Encore’s historical equity in connection with the acquisition method of accounting.

Notes (continued)

(f) Represents the increase in Denbury’s common stock resulting from the issuance of Denbury shares to Encore stockholders to effect the acquisition as follows (in thousands, except per share amounts):

Denbury common shares issued	123,980
Price of Denbury stock	$15.72

Fair value of common stock issued	1,948,966
Less stock-issuance costs	(1,750)

Net fair value of common stock issued	$1,947,216

(g) Represents the estimated $28.1 million of transaction costs incurred by Denbury and Encore not reflected in the September 30, 2009 balance sheets, including estimated banking fees ($25.4 million) and estimated legal and accounting fees ($2.7 million) that are not capitalizable as part of the transaction. These costs are reflected in the unaudited pro forma balance sheet as a reduction of equity as the costs will be expensed by Denbury at the acquisition date.

Note 3 —	Unaudited Pro forma Combined Statements of Operations

Adjustments (a) — (h) to the Statement of Operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 include reclassifications required to conform Encore’s revenue and expense items to Denbury’s presentation as follows:

(a) Represents the reclassification of Encore’s oil and natural gas product sales to conform to Denbury’s presentation.

(b) Represents the reclassification of marketing revenue and gains on sale of other assets to conform to Denbury’s presentation.

(c) Represents the reclassification of the impairment charge related to pipe inventory to “Lease operating expense” to conform to Denbury’s presentation.

(d) Represents the reclassification of severance taxes to “Production taxes and marketing expense” and the transfer of ad valorem taxes to “Lease operating expense” to conform to Denbury’s presentation.

(e) Represents the reclassification of transportation costs to “Production taxes and marketing expenses” to conform to Denbury’s presentation.

(f) Represents the reclassification of marketing expenses to “Production taxes and marketing expenses” to conform to Denbury’s presentation.

(g) Represents the reclassification of franchise taxes and bad debt expense to “General and administrative” expenses to conform to Denbury’s presentation.

(h) Represents the reclassification of accretion expense on Encore’s asset retirement obligations to “Depletion, depreciation and amortization” expense to conform to Denbury’s presentation.

Notes (continued)

Adjustments (i) - (o) to the Statements of Operations for the nine months ended September 30, 2009 and the year ended December 31, 2008 include pro forma adjustments to reflect the merger, related financing transactions and the conversion of Encore’s method of accounting for oil and natural gas properties from the successful efforts method of accounting to the full cost method of accounting.

(i) Represents the capitalization of unsuccessful exploration costs, geological and geophysical costs and delay rentals attributable to the development of oil and gas properties in accordance with the full cost method of accounting for oil and natural gas properties.

(j) Represents the change in depreciation, depletion and amortization primarily resulting from the pro forma calculation of the combined entity’s depletion expense under the full cost method of accounting for oil and natural gas properties. The pro forma depletion adjustment utilizes a depletion rate of $15.14 per BOE for the nine months ended September 30, 2009 and $13.54 per BOE for the year ended December 31, 2008.

(k) Represents the decrease to general and administrative expense due to the reduction in ongoing executive salaries. Encore’s named executive officers will not be retained as employees of Denbury following the effective time of the merger.

(l) Represents the adjustment to historical interest expense on debt to be retired and interest expense on the Newly Committed Credit Facility and the New Senior Subordinated Notes as follows (in thousands):

	Nine months ended	Year ended
	September 30,	December 31,
	2009	2008

Decrease in interest due to paydown of Encore’s credit facility	$(6,628)	$(21,646)
Increase in interest due to:
Denbury’s Newly Committed Credit Facility	19,731	26,308
New Senior Subordinated Notes	25,500	34,000

Pro forma increase to cash interest expense	$38,603	$38,662
Decrease in amortization of deferred financing costs	$(2,652)	$(3,118)
Increase in amortization of deferred financing costs due to:
Denbury’s Newly Committed Credit Facility	9,680	13,786
New Senior Subordinated Notes	2,546	3,395
Change in discount/premium on Encore’s senior subordinated notes	(2,153)	(791)

Pro forma increase to noncash interest expense	$7,421	$13,272

Pro forma increase to interest expense	$46,024	$51,934

Pro forma borrowings at September 30, 2009 under the Newly Committed Credit Facility are $826.6 million. Interest on the Newly Committed Credit Facility is variable at LIBOR plus 2%-3%. Pro forma interest expense under the Newly Committed Credit Facility assumes an interest rate of 2.72% which was calculated using LIBOR rates at January 13, 2010. Each 1/8% fluctuation in the credit facility interest rate would change pro forma interest expense by approximately

Notes (continued)

$0.8 million and $1.1 million for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively.

Pro forma interest expense assumes an interest rate of 8.50% on $400 million of New Senior Subordinated Notes. Each 1/8% fluctuation in the interest rate on the New Senior Subordinated Notes would change pro forma interest expense by approximately $0.4 million and $0.5 million for the nine months ended September 30, 2009 and the year ended December 31, 2008, respectively.

If Denbury were to assume exercise of their contractual put option by holders of all of Encore’s Old Notes at 101% of par value and Denbury’s repurchase of all $600 million of those notes, funded through the remainder of the net proceeds from the sale of the New Senior Subordinated Notes, interest expense would increase by approximately $11 million for the nine months ended September 30, 2009 and approximately $15 million for the year ended December 31, 2008 (see Note 1, Basis of Presentation — Effect of Modified Assumption on Repurchase of Encore Senior Subordinated Notes).

(m) Represents the income tax effect of pro forma adjustments (i) — (l) at Denbury’s estimated combined statutory tax rate of 37.5%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities.

(n) Represents the allocable portion of adjustments (i) and (j) to earnings relating to the noncontrolling interest of ENP.

(o) Represents additional shares of Denbury common stock estimated to be issued to Encore stockholders at the acquisition date.

Note 4 —	Denbury’s Unaudited Pro forma Condensed Consolidated Balance Sheet and Statements of Operations

Denbury’s unaudited pro forma condensed consolidated balance sheet and statements of operations included in the unaudited pro forma combined balance sheet and statements of operations give effect to the following transactions:

May 2009 Sale of 60% of Denbury’s Barnett Shale Natural Gas Assets. In May 2009, Denbury entered into an agreement to sell 60% of its Barnett Shale natural gas assets to Talon Oil and Gas LLC (“Talon”), a privately held company, for $270 million (before closing adjustments). The effective date under the agreement was June 1, 2009, and consequently operating net revenues after June 1, net of capital expenditures, along with any other purchase price adjustments, were adjustments to the selling price. In June 2009, Denbury completed approximately three-quarters of the sale and closed the remaining portion of the sale in July 2009. Combined net proceeds were $259.8 million (after closing adjustments and net of $8.1 million for natural gas swaps transferred in the sale). Denbury used the net proceeds from the sale to repay bank debt. Denbury did not record a gain or loss on the sale in accordance with the full cost method of accounting.

December 2009 Sale of Remaining 40% of Denbury’s Barnett Shale Natural Gas Assets. In December 2009, Denbury closed the sale of its remaining 40% interest in Barnett Shale

Notes (continued)

natural gas assets to Talon for $210 million (before closing adjustments). The effective date under the agreement was December 1, 2009. The proceeds of this sale were used to reduce outstanding bank debt. Denbury does not expect to record a gain or loss on the sale in accordance with the full cost method of accounting. Further, the sale was structured as a deferred like-kind exchange in conjunction with Denbury’s December 2009 purchase of Conroe Field in order to defer most of the tax impacts of the sale.

Denbury’s unaudited pro forma condensed consolidated balance sheet gives effect to the sale of 40% of its Barnett Shale natural gas assets as if it occurred on September 30, 2009. The effect of the May 2009 sale of 60% of Denbury’s Barnett Shale natural gas assets is included in Denbury’s historical condensed consolidated balance sheet as of September 30, 2009 as the sale occurred prior to September 30, 2009.

Denbury’s unaudited pro forma condensed consolidated statements of operations include the effect of the sale of 60%, and subsequent sale of 40%, of its Barnett Shale natural gas assets as if each occurred on January 1, 2008.

Notes (continued)

Unaudited pro forma condensed consolidated
balance sheet as of September 30, 2009

	Denbury	Pro forma		Denbury
(in thousands)	historical	adjustments		pro forma

Assets:
Cash and cash equivalents	$21,689	$190,000	(a)	$211,689
Trade, accrued production and other receivables, net	168,931	–		168,931
Derivative assets	17,900	–		17,900
Current deferred tax assets	5,637	–		5,637

	214,157	190,000		404,157

Oil and natural gas properties
Proved	3,468,060	(210,000	)(a)	3,258,060
Unevaluated	213,170	–		213,170
CO2 properties, equipment and pipelines	1,422,981	–		1,422,981
Other	80,015	–		80,015
Less accumulated depreciation, depletion and amortization	(1,763,902)	–		(1,763,902)

Net property and equipment	3,420,324	(210,000)		3,210,324
Goodwill	138,830	–		138,830
Other assets	52,343	–		52,343
Investment in Genesis	77,606	–		77,606

Total assets	$3,903,260	$(20,000)		$3,883,260

Liabilities and Equity:
Accounts payable and accrued liabilities	$188,420	$–		$188,420
Oil and gas production payable	86,038	–		86,038
Derivative liabilities	74,614	–		74,614
Deferred revenue—Genesis	4,070	–		4,070
Current maturities of long-term debt	4,698	–		4,698

Total current liabilities	357,840	–		357,840

Long-term debt—Genesis	250,681	–		250,681
Long-term debt	945,380	(20,000	)(a)	925,380
Asset retirement obligations	47,149	–		47,149
Deferred revenue—Genesis	16,796	–		16,796
Deferred tax liability	458,940	–		458,940
Derivative liabilities	12,496	–		12,496
Other	23,319	–		23,319

Total long-term liabilities	1,754,761	(20,000)		1,734,761
Equity	1,790,659	–		1,790,659

Total liabilities and equity	$3,903,260	$(20,000)		$3,883,260

Notes (continued)

Unaudited pro forma condensed consolidated
statement of operations for the nine months ended
September 30, 2009

	Denbury	Pro forma		Denbury
(in thousands)	historical	adjustments		pro forma

Revenues and other income
Oil, natural gas and related product sales	$600,942	$(62,830	)(b)	$538,112
CO2 sales and transportation fees	9,708	–		9,708
Interest income and other	1,948	–		1,948

Total revenues	612,598	(62,830)		549,768

Expenses
Lease operating expenses	241,908	(13,767	)(c)	228,141
Production taxes and marketing expenses	24,294	(4,348	)(c)	19,946
Transportation expense—Genesis	6,143	–		6,143
CO2 operating expenses	3,442	–		3,442
General and administrative	79,828	–		79,828
Interest, net of amounts capitalized	36,960	(2,865	)(d)	34,095
Depletion, depreciation and amortization	177,145	(13,870	)(c)	163,275
Commodity derivative expense	177,061	–		177,061

Total expenses	746,781	(34,850)		711,931

Equity in net income of Genesis	5,802	–		5,802

Loss before income taxes	(128,381)	(27,980)		(156,361)

Income tax benefit	(49,729)	(10,633	)(e)	(60,362)

Net loss	$(78,652)	$(17,347)		$(95,999)

Net loss per common share—basic	$(0.32)			$(0.39)
Net loss per common share—diluted	$(0.32)			$(0.39)
Weighted average common shares outstanding
Basic	246,156			246,156
Diluted	246,156			246,156

Notes (continued)

Unaudited pro forma condensed consolidated
statement of operations for the year ended
December 31, 2008

				Denbury
	Denbury	Pro forma		historical
(in thousands)	historical	adjustments		pro forma

Revenues and other income
Oil, natural gas and related product sales	$1,347,010	$(234,861	)(b)	$1,112,149
CO2 sales and transportation fees	13,858	–		13,858
Interest income and other	4,834	–		4,834

Total revenues	1,365,702	(234,861)		1,130,841

Expenses
Lease operating expense	307,550	(24,041	)(c)	283,509
Production taxes and marketing expenses	55,770	(12,626	)(c)	43,144
Transportation expense—Genesis	7,982	–		7,982
CO2 operating expenses	4,216	–		4,216
General and administrative	60,374	–		60,374
Interest, net of amounts capitalized	32,596	(3,593	)(d)	29,003
Depletion, depreciation and amortization	221,792	(44,252	)(c)	177,540
Commodity derivative income	(200,053)	–		(200,053)
Abandoned acquisition cost	30,601	–		30,601
Write-down of oil and natural gas properties	226,000	–		226,000

Total expenses	746,828	(84,512)		662,316

Equity in net income of Genesis	5,354	–		5,354

Income (loss) before income taxes	624,228	(150,349)		473,879

Income tax provision (benefit)	235,832	(57,133	)(e)	178,699

Net income (loss)	$388,396	$(93,216)		$295,180

Net income per common share—basic	$1.59			$1.21
Net income per common share—diluted	$1.54			$1.17
Weighted average common shares outstanding
Basic	243,935			243,935
Diluted	252,530			252,530

Denbury’s unaudited pro forma condensed consolidated balance sheet and statements of operations include the following adjustments:

(a)	Represents the increase in cash of $190 million, reduction in debt of $20 million and reduction in oil and natural gas properties of $210 million resulting from the sale of the remaining 40% of Denbury’s Barnett Shale natural gas assets. Denbury’s bank debt outstanding as of September 30, 2009 was $20 million. As such, the pro forma adjustment reflects the pay down of $20 million of bank debt. Denbury incurred additional debt in December 2009 and utilized the $210 million in proceeds to pay down bank debt in December 2009.

(b)	Represents the decrease in revenues from the sale of oil and natural gas resulting from the disposal of Denbury’s Barnett Shale natural gas assets.

(c)	Represents the reduction in lease operating expense, production expenses and depletion attributable to the disposal of Denbury’s Barnett Shale natural gas assets. Denbury’s estimated pro forma oil and natural gas depletion rate was $13.16 per BOE for the nine months ended September 30, 2009 and $12.03 per BOE for the year ended December 31, 2008. Denbury’s historical oil and natural gas depletion rate was $11.44 for the nine months ended September 30, 2009 and $11.55 per BOE for the year ended December 31, 2008.

(d)	Denbury utilized the proceeds from the sale of its 60% interest in its Barnett Shale natural gas assets to repay a portion of its credit facility. The adjustment to interest expense reflects the reduction in interest expense as if the repayment occurred on January 1, 2008. Denbury used the proceeds from the sale of the remaining 40% of its interest in its Barnett Shale natural gas assets to reduce outstanding bank debt.

(e)	Represents the income tax effect of the pro forma adjustments at Denbury’s approximate statutory tax rate of 38%.